Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Marchex, Inc.:

We consent to the use of our report dated March 29, 2006, with respect to the consolidated balance sheet of Marchex, Inc. and subsidiaries as of December 31, 2005 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2005, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/    KPMG LLP

Seattle, Washington

June 6, 2006